MERK INVESTMENTS LLC

960 San Antonio Rd #201 · Palo Alto, CA 94303

Merk Gold Trust

Vault inspection email (to be viewed on our website)

333-180868

Merk Gold Trust

2 Hanson Place

Brooklyn, NY 11217

June 6, 2014

RE: COUNT OF GOLD BULLION

To whom it may concern:

As the President of the Sponsor of the Merk Gold Trust (NYSE: OUNZ, “Trust”), I am authorized to visit the premises of the Trust’s custodian for the purpose of examining the Trust’s gold.

On Friday, June 6, 2014, I conducted an on-site inspection of the Trust’s gold at the London vault of JPMorgan Chase Bank, N.A. (“Custodian”). My inspection included a complete count of the gold bars held in the Trust allocated account.

At the time of my inspection, 84 Gold Bars were held by the Custodian on behalf of the Trust on a n allocated basis. This included two Gold Bars that had been scheduled for delivery that day as part of a pending share creation ..

In total, according to the records of the Custodian, 34,137.432 fine troy ounces of Gold were held on an allocated basis. The Gold Bars weigh ed between 385.547 and 429.139 fine ounces of Gold with a purity between 99.75% and 99.99%. These records are consistent with those of Bank of New York Mellon (the “Trustee”) and my inspection.

No anomalies were identified during my inspection.

Merk Investments LLC

Axel Merk

For a definition of the capitalized terms, please also see the Trust’s prospectus at merkgold.com/prospectus.